DIRECTOR AGREEMENT

This Director Agreement (the “Agreement”) is made and entered into as of this 9th day of March, 2022 (the “Effective Date”) by and between ZHRH Corporation (the “Company”) and Cindy Li (the “Director”).

WHEREAS the Director has been elected or named as a director of the Company;

NOW THEREFORE in consideration of the mutual promises and covenants contained herein, the receipt of which is hereby acknowledged, the Company and the Director, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS.

(a)	“Corporate Status” describes the capacity of the Director with respect to the Company and the services performed by the Director in that capacity.

(b)	“Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization or other legal entity.

(c)	“Proceeding” shall mean any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, including a proceeding initiated by the Director pursuant to Clause 10 of this Agreement to enforce the Director’s rights hereunder.

(d)	“Expenses” shall mean all reasonable fees, costs and expenses, approved by the Company in advance and reasonably incurred in connection with any Proceeding, including, without limitation, attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators, professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services, and other disbursements and expenses.

(e)	“Liabilities” shall mean judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.

2.       SERVICES OF DIRECTOR. While this Agreement is in effect, the Director shall perform duties as a Director and/or a member of the committees of the Board, be compensated for such and be reimbursed expenses in accordance with Schedule A of this Agreement, subject to the following.

(a)	The Director will perform services consistent with the Director’s position with the Company, as required and authorized by the Articles of Incorporation of the Company, and in accordance with high professional and ethical standards and all applicable laws and rules and regulations pertaining to the Director’s performance hereunder, including without limitation, laws, rules and regulations relating to a public company.

(b)	The Director is solely responsible for taxes arising out of any compensation paid to Director by the Company under this Agreement.

(c)	The Company may offset any and all monies payable to the Director to the extent of any monies owing to the Company from Director.

(d)	The rules and regulations of the Company notified to the Director, from time to time, apply to Director. Such rules and regulations are subject to change by the Company in its sole discretion. Notwithstanding the foregoing, in the event of any conflict or inconsistency between the terms and conditions of this Agreement and rules and regulations of the Company, the terms of this Agreement take precedence.

3.       REQUIREMENTS OF DIRECTOR. During the term of the Director’s services to the Company hereunder, the Director shall observe all applicable laws and regulations relating to Directors of a public company as promulgated from time to time.

4.       REPORTING OBLIGATION. While this Agreement is in effect, the Director shall immediately report to the Company in the event: (1) the Director knows or has reason to know or should have known that any of the requirements specified in Clause 2(d) hereof is not satisfied or is not going to be satisfied; and (2) the Director simultaneously serves on an audit committee of any other public company.

5.       TERM AND TERMINATION. This Agreement and the Director’s services hereunder shall commence on the date hereof and terminate upon the earlier of the following:

(a)	Removal of the Director as a director of the Company upon proper shareholder action in accordance with the Articles of Incorporation of the Company and applicable law;

(b)	Resignation of the Director as a director of the Company;

(c)	the death of Director; or

(d)	Failure of the shareholders of the Company to re-elect the Director at the Company’s annual shareholders’ meeting or any special meeting of the shareholders called for the purposes of electing directors.

6.       AGREEMENT OF INDEMNITY. The Company agrees to indemnify the Director as follows:

(a)	Subject to the exceptions contained in Clause 7(a) below, if the Director was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of the Director’s Corporate Status, the Director shall be indemnified by the Company against all Expenses and Liabilities incurred or paid by the Director in connection with such Proceeding (referred to herein as “Indemnifiable Expenses” and “Indemnifiable Liabilities” respectively, and collectively as “Indemnifiable Amounts”).

(b)	Subject to the exceptions contained in Clause 7(b) below, if the Director was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company, to procure a judgment in its favor by reason of the Director’s Corporate Status, the Director shall be indemnified by the Company against all Indemnifiable Expenses.

(c)	For the purposes of this Agreement, the Director shall be deemed to have acted in good faith in conducting the Company’s affairs as a Director of the Company and/or a member of a committee of the Board of the Company, if the Director: (i) exercised or used the same degree of diligence, care, and skill as an ordinarily prudent person would have exercised or used under the circumstances in the conduct of Director’s own affairs; or (ii) took, or omitted to take, an action in reliance upon advice of counsels or other professional advisors for the Company, or upon statements made or information furnished by other directors, officers or employees of the Company, or upon a financial statement of the Company provided by a person in charge of its accounts or certified by a public accountant or a firm of public accountants, which the Director had reasonable grounds to believe to be true

7.       EXCEPTIONS TO INDEMNIFICATION. The Director shall be entitled to indemnification under Clause 6(a) and Clause 6(b) above in all circumstances other than the following:

(a)	If indemnification is requested under Clause 6(a) and it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen: (i) the Director failed to act in good faith and in a manner the Director reasonably believed to be in, or not opposed to, the best interests of the Company, (ii) the Director had reasonable cause to believe that the Director’s conduct was unlawful, or (iii) the Director’s conduct constituted willful misconduct, fraud or knowing violation of law, then the Director shall not be entitled to payment of Indemnifiable Amounts hereunder.

(b)	If indemnification is requested under Clause 6(b), if

(i)	it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, the Director failed to act in good faith and in a manner the Director reasonably believed to be in, or not opposed to, the best interests of the Company, including without limitation, the breach of Clause 4 hereof by the Director, the Director shall not be entitled to payment of Indemnifiable Expenses hereunder; or

(ii)	it has been adjudicated finally by a court or arbitral body of competent jurisdiction that the Director is liable to the Company with respect to any claim, issue or matter involved in the Proceeding out of which the claim for indemnification has arisen, including, without limitation, a claim that the Director received an improper benefit or improperly took advantage of a corporate opportunity, the Director shall not be entitled to payment of Indemnifiable Expenses hereunder with respect to such claim, issue or matter.

8.       WHOLLY OR PARTLY SUCCESSFUL. Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that the Director is, by reason of the Director’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, the Director shall be indemnified in connection therewith. If the Director is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Director against those Expenses reasonably incurred by the Director or on the Director’s behalf in connection with each successfully resolved claim, issue or matter. For the purposes of this clause, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

9.       ADVANCES AND INTERIM EXPENSES. The Company may pay to the Director all Indemnifiable Expenses incurred by the Director in connection with any Proceeding, including a Proceeding by or in the right of the Company, in advance of the final disposition of such Proceeding, if the Director furnishes the Company with a written undertaking, to the satisfaction of the Company, to repay the amount of such Indemnifiable Expenses advanced to the Director in the event it is finally determined by a court or arbitral body of competent jurisdiction that the Director is not entitled under this Agreement to indemnification with respect to such Indemnifiable Expenses.

10.       PROCEDURE FOR PAYMENT OF INDEMNIFIABLE AMOUNTS. The Director shall submit to the Company a written request specifying the Indemnifiable Amounts, for which the Director seeks payment under Clause 6 hereof and the Proceeding which has been previously notified to the Company and approved by the Company for indemnification hereunder. At the request of the Company, the Director shall furnish such documentation and information as are reasonably available to the Director and necessary to establish that the Director is entitled to indemnification hereunder. The Company shall pay such Indemnifiable Amounts within thirty (30) days of receipt of all required documents.

11.       REMEDIES OF DIRECTOR

(a)	RIGHT TO PETITION COURT. In the event that the Director makes a request for payment of Indemnifiable Amounts under Clauses 6 and 8-10 above, and the Company fails to make such payment or advancement in a timely manner pursuant to the terms of this Agreement, the Director may petition the appropriate judicial authority to enforce the Company’s obligations under this Agreement.

(b)	BURDEN OF PROOF. In any judicial proceeding brought under Clause 11(a) above, the Company shall have the burden of proving that the Director is not entitled to payment of Indemnifiable Amounts hereunder.

(c)	EXPENSES. The Company agrees to reimburse the Director in full for any Expenses incurred by the Director in connection with investigating, preparing for, litigating, defending or settling any action brought by the Director under Clause 11(a) above, or in connection with any claim or counterclaim brought by the Company in connection therewith.

(d)	VALIDITY OF AGREEMENT. The Company shall be precluded from asserting in any Proceeding, including, without limitation, an action under Clause 11(a) above, that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement and shall stipulate in court that the Company is bound by all the provisions of this Agreement.

(e)	FAILURE TO ACT NOT A DEFENSE. The failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel, or shareholders) to make a determination concerning the permissibility of the payment of Indemnifiable Amounts or the advancement of Indemnifiable Expenses under this Agreement shall not be a defense in any action brought under Clause 11(a) above.

12.       PROCEEDINGS AGAINST COMPANY. Except as otherwise provided in this Agreement, the Director shall not be entitled to payment of Indemnifiable Amounts or advancement of Indemnifiable Expenses with respect to any Proceeding brought by the Director against the Company, any Entity which it controls, any director or officer thereof, or any third party, unless the Company has consented to the initiation of such Proceeding. This clause shall not apply to counterclaims or affirmative defenses asserted by the Director in an action brought against the Director.

13.       INSURANCE. Following the closing of the anticipated transactions between the Company and Zhonghuan Ruiheng Environmental Technology Co., Ltd. (“ZHRH China”) pursuant to which the Company shall obtain a controlling interest in ZHRH China (the “ZHRH Transaction”) shall have been completed and the Company shall have obtained such controlling interest, as determined by the Company, the Company will obtain and maintain a policy or policies of director and officer liability insurance, of which the Director will be named as an insured, providing the Director with coverage for Indemnifiable Amounts and/or Indemnifiable Expenses in accordance with said insurance policy or policies (“D&O Insurance”); provided that:

(a)	The Director agrees that, while the Company has valid and effective D&O Insurance, and except as provided in Clause 13(c), Clauses 6-12 of this Agreement shall not apply, and the Company’s indemnification obligation to the Director under this Agreement shall be deemed fulfilled by virtue of purchasing and maintaining such insurance policy or policies, in accordance with the terms and conditions thereof and subject to exclusions stated thereon. The Director agrees that the Company shall have no obligation to challenge the decisions made by the insurance carrier(s) (“Insurance Carriers”) relating to any claims made under such insurance policy or policies;

(b)	The Director agrees that the Company’s indemnification obligation to the Director under Clause 13(a) shall be deemed discharged and terminated, in the event the Insurance Carrier refuses payment for any Proceeding against the Director due to the acts or omissions of the Director;

(c)	While the D&O Insurance is valid and effective, the Company agrees that it shall indemnify the Director for the Indemnifiable Amounts and Indemnifiable Expenses, to the extent that any Proceeding is coverable by D&O Insurance, but in excess of the policy amount, in accordance with Clauses 6-12 of this Agreement;

(d)	While the D&O Insurance is valid and effective, the Company agrees that it shall indemnify the Director to the extent that the Director has liability that would be part of the D&O Insurance deductible, if there is any; and

(e)	While the D&O Insurance is valid and effective, this Clause 13 states the entire and exclusive remedy of the Director with respect to the indemnification obligation of the Company to the Director under this Agreement.

14.       SUBROGATION. In the event of any payment of Indemnifiable Amounts under this Agreement and/or the D&O Insurance, the Company or its Insurance Carrier, as the case may be, shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Director against other persons, and the Director shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

15.       AUTHORITY. Each party has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by each party hereto.

16.       SUCCESSORS AND ASSIGNMENT. This Agreement shall (a) be binding upon and inure to the benefit of all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law) and (b) be binding on and shall inure to the benefit of the heirs, personal representatives, executors and administrators of the Director. The Director has no power to assign this Agreement or any rights and obligations hereunder.

17.       CHANGE IN LAW. To the extent that a change in applicable law (whether by statute or judicial decision) shall mandate broader or narrower indemnification than is provided hereunder, the Director shall be subject to such broader or narrower indemnification and this Agreement shall be deemed to be amended to such extent.

18.       SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

19.       MODIFICATIONS AND WAIVER. Except as provided in Clause 17 hereof with respect to changes in applicable law which broaden or narrow the right of the Director to be indemnified by the Company, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No delay in exercise or non-exercise by the Company of any right under this Agreement shall operate as a current or future waiver by it as to its same or different rights under this Agreement or otherwise.

20.       NOTICES. All notices, requests, demands and other communications hereunder shall be in writing in English and shall be deemed to have been duly given (a) when delivered by hand, (b) when transmitted by facsimile and receipt is acknowledged, or (c) if mailed by express mail with delivery confirmation with postage prepaid, on the 5th business day after the date on which it is so mailed:

If to Director, to:

Cindy Li
58 Rittenhouse Ave
Atherton CA 94027
USA
Email: cindy.li@gmail.com

If to the Company, to: bl@zhrhcorp.com

Or to such other address as may have been furnished in the same manner by any party to the others.

21.       GOVERNING LAW. This Agreement shall be governed by and construed and enforced under the laws of the State of Nevada.

22.       AGREEMENT GOVERNS. This Agreement is to be deemed consistent wherever possible with relevant provisions of the Articles of Incorporation of the Company; however, in the event of a conflict between this Agreement and such provisions, the provisions of this Articles of Incorporation shall take precedence.

23.       ENTIRE AGREEMENT. This Agreement and any employment agreement between the Company and Director constitute the entire agreement between the Company and the Director with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Director Agreement as of the day and year first above written.

AGREED	AGREED

Company	Director
_________________________	_____________________
Name: Jean-Michel Doublet	Name: Cindy Li
Title: Chief Executive Officer

SCHEDULE A

I       POSITION AND EXPECTED TIME COMMITMENT:

Position: Director.

Time commitment: 1-2 days per month, with 4 board meetings per year, mostly held remotely.

II.       COMPENSATION:

Following the closing of the ZHRH Transaction, the Company shall issue to Director certain shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) as follows and subject to the following provisions:

●	The intent of the provisions herein is that, for each full year that Director serves as a director of the Company, the Company shall issue to Director a number of shares of Common Stock having a total value (based on the provisions herein) of US$80,000.

●	The first grant of shares of Common Stock shall be made on the closing of the ZHRH Transaction, and shall be based on the length of Director’s service as a director of the Company as of that date and shall be made only if the Director is serving as a director of the Company as of the time of such closing (then “First Grant”). The number of shares of Common Stock to be issued to Director in the First Grant shall be based on a value of each share of Common Stock as determined based on the number of shares of Common Stock issued to the shareholders of ZHRH China in the ZHRH Transaction assuming a pre-money valuation of ZHRH China of USD$30 million. By way of example and not limitation, in the event that 30,000,000 shares of Common Stock are issued to the shareholders of ZHRH China in the ZHRH Transaction, each share of Common Stock issued to Director hereunder for the First Grant shall be deemed to have a value of $1.00, but subject to the provisions herein. By way of further example and not limitation, in the event that as of the date of the closing of the ZHRH Transaction the Director has served as a director of the Corporation for 9 months, in the First Grant the Director shall be issued shares of Common Stock having a total value (determined as set forth herein) of $60,000 (e.g., 60,000 of Common Stock based on the valuation example above). Such shares in the First Grant shall vest, if at all, on the one-year anniversary of the grant date, and, once vested, shall be subject to no additional contractual lock-in period. In the event that the Director ceases to serve as a director of the Company for any reason prior to the vesting of the First Grant shares, such First Grant shares shall be automatically forfeited.

●	Following the closing of the ZHRH Transaction, for calendar each calendar quarter thereafter during which Director continues to serve as a director of the Corporation, the Company shall grant to Director a restricted stock award of shares of Common Stock having a fair market value (as determined by the Board of Directors of the Corporation or a committee thereof, but in any case without the involvement of the Director) as of the last day of each such calendar quarter of $20,000 (each, a “Quarterly Grant”), with the Quarterly Grant for any fractional calendar quarter (including for any fractional calendar quarter between the closing of the ZHRH transaction and the end of the calendar quarter in which that occurs) to be appropriately pro-rated, and with the shares in each Quarterly Grant to be issued within five days of the end of the prior calendar quarter. Each Quarterly Grant shall vest, if at all, on the one-year anniversary of the applicable grant date, and, once vested, shall be subject to no additional contractual lock-in period. In the event that the Director ceases to serve as a director of the Company for any reason, any Quarterly Grant which has not vested at such time shall be automatically forfeited.

III.       EXPENSES:

During the term of the Director’s service as a director of the Company, the Company shall promptly reimburse the Director for all expenses approved by the Company in advance. The Company shall reimburse any such eligible expenses to the Director promptly, usually within 10 business days, after the expense report and original receipts are submitted.

IV.       NO OTHER BENEFITS OF COMPENSATION:

The Director acknowledges and agrees that Director is not granted and is not entitled to any other benefits or compensation from the Company for the services provided under this Agreement except expressly provided for in this Schedule A or as determined from time to time by the Company in its sole discretion.

AGREED	AGREED

Company	Director
_________________________	_____________________
Name: Jean-Michel Doublet	Name: Cindy Li
Title: Chief Executive Officer